EXHIBIT 99.1
For further information contact
Fred Callon 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Confirms Steven B. Hinchman
As Executive Vice President, COO

Natchez, MS (June 1, 2009) — Callon Petroleum Company (NYSE: CPE) announced today that Steven B. Hinchman has been  confirmed  as Executive Vice President and Chief Operating Officer, and begins his service with the company today.  His upcoming appointment had been announced in a previous news release on April 30, 2009.

Prior to joining the company, Hinchman, age 50, was Executive Vice President of Technology and Services for Marathon Oil Corporation, a position he held since April 2008, and served as a member of Marathon's Executive Committee, a position he held since October 2000.  He originally joined Marathon in 1980 as a field engineer and subsequently held a number of technical, staff and managerial positions of increasing responsibility in their domestic and international exploration and production organizations.  Hinchman received a bachelor's degree in petroleum engineering from Pennsylvania State University in 1980, and a master's degree in the same field of study from the Colorado School of Mines in 1987.  He is a member of the board of directors of the American Petroleum Institute, a Visiting Committee Member of the Petroleum Engineering Department of the Colorado School of Mines, a member of the board of directors of the Sam Houston Council of the Boy Scouts of America, and a member of the Industrial and Professional Advisory Council of the Department of Energy and Geo-Environmental Engineering at Pennsylvania State University.  In 2005, he received the distinguished Penn State Alumni Fellow Award.

In addition to his annual salary and potential annual cash bonus incentive, as inducement for employment, the company granted awards to Hinchman of 500,000 stock options for the purchase of company common stock at a price of $2.755 per share and vesting over three equal increments based upon the future trading price of the company’s common stock; 100,000 shares of time-based restricted common stock with cliff vesting on June 1, 2013; and 100,000 shares of restricted common stock which may vest between 0% and 150% depending on the company’s performance as compared to peer companies.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in the Gulf Coast region. The majority of Callon’s properties and operations are concentrated in the offshore waters of the Gulf of Mexico.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.